EXHIBIT 10.42

AMENDMENT NO. 1 TO SALARY CONTINUATION AGREEMENT

WHEREAS, an Executive Salary Continuation Agreement (the “Agreement”) was entered into and made effective as of June 7, 2000, at Clovis, California, County of Fresno, State of California, by and between Clovis Community Bank and Daniel J. Doyle (hereinafter referred to as “Executive”), and

WHEREAS, Clovis Community Bank changed its name to Central Valley Community Bank (hereinafter referred to as “Bank”), effective as of  April 29, 2002; and

WHEREAS, Bank and Executive desire to amend the Agreement as set forth herein, effective as of October 16, 2002 (the “Amendment”);

For good and valuable consideration, receipt of which is hereby acknowledged, the Agreement is hereby amended as follows:

Section 1.               Amendment of Paragraph IX of the Agreement.  Paragraph IX of the Agreement is amended to read in full as follows:

IX.                                CHANGE OF CONTROL

Change of Control shall be deemed to be the cumulative transfer of more than fifty percent (50%) of the voting stock of the Bank from the date of this Agreement.  For the purposes of this Agreement, transfers on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a change in control.  Upon a Change of Control, if, within twenty four (24) months of said Change of Control the Executive subsequently suffers a Termination of Service (voluntarily or involuntarily) except for cause, or if the Executive’s job responsibilities substantially change or the Executive is relocated subsequent to a Change of Control, the Executive shall receive one hundred percent (100%) of the benefit that the Executive would have received had the Executive been employed by the Bank until Normal Retirement Age.  Said amount shall be reduced to present value [Subparagraph XI(L)] to the Executive’s Normal Retirement Age and paid to the Executive in a lump sum commencing with the first day of the month following the date of such termination.  Said benefit amount is set forth in Column (I) of Exhibit A attached hereto and fully incorporated herein by reference.

Section 2.               Amendment of Paragraph XIV of the Agreement.  Paragraph XIV of the Agreement is amended to read in full as follows:

XIV.                        EXCESS PARACHUTE PAYMENTS

Notwithstanding any provision of this Agreement to the contrary, the combined compensation from the Change of Control benefit [Paragraph IX] and any other benefit payable under this Agreement, any other contract provision between the parties, or otherwise on a Change of Control, may be increased or decreased (to reflect the consequences of Sections 280G and 4999 of the Code) in accordance with any other contract provision between the parties.

Section 3.               References.  Upon execution and delivery of this Amendment, all references in the Agreement to the “Agreement”, and the provisions thereof, shall be deemed to refer to the Agreement, as amended by this Amendment.

Section 4.               No other Amendments or Changes.  Except as expressly amended or modified by this Amendment, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

Section 5.               Definitions.  All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

Executed this 17th day of October, 2002, at Clovis, California.

BANK:	CENTRAL VALLEY COMMUNITY BANK

	BY:	/s/ Daniel N. Cunningham
Daniel N. Cunningham,
Chairman of the Board

EXECUTIVE:		/s/ Daniel J. Doyle
DANIEL J. DOYLE